EXHIBIT 10.80

Service-Based Cash Award Agreement (AUS Employees)
2022 Grant

SERVICE-BASED CASH AWARD AGREEMENT
    THIS SERVICE-BASED CASH AWARD AGREEMENT (the “Agreement”), effective [__] January 2022 (the “Agreement Date”), is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary who accepts this Agreement in the Plan’s online administration site using the Company’s online acceptance procedures (the “Grantee”). The grant date for this Cash Award is [__] January 2022 (the “Grant Date”).
WHEREAS, the Committee has determined that, subject to the provisions of this Agreement, it would be to the advantage and best interest of the Company and its stockholders to grant the opportunity to earn the service-based cash award provided for herein to the Grantee as an incentive for his or her efforts during his or her service with the Company or its Subsidiaries, and has advised the Company thereof and instructed the undersigned officer to enter into this Agreement to evidence this Cash Award opportunity;
WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its key employees have reasonable restrictive covenants in place;
WHEREAS, the Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and
WHEREAS, the Company deems it essential to the optimal functioning of its business to have its key employees provide advance notice to the Company of their termination of employment.
    NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
    Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.
Section 1.1-“Board” means the Board of Directors of the Company.
Section 1.2-“Cash Award” shall mean the service-based cash award opportunity provided by the Company to the Grantee as evidenced by this Agreement.
Section 1.3-“Cause” shall mean (a) “Cause” as defined in the Grantee’s employment agreement with the Company, if any; or (b) if the Grantee does not have an employment agreement with the Company or such agreement does not define “Cause,” then: (i) any willful fraud, dishonesty or misconduct of the Grantee that can reasonably be expected to have a detrimental effect on (A) the reputation or business of the Company or any of its subsidiaries or affiliates or (B) the Grantee’s reputation or performance of his or her duties to the Company or any of its subsidiaries or affiliates;

(ii) willful refusal or failure of the Grantee to comply with the Company’s Code of Business Conduct and Ethics, the Company’s Anti-Corruption and Bribery policy or any other material corporate policy of the Company; (iii) the Grantee’s willful or repeated failure to meet documented performance objectives or to perform his or her duties or to follow reasonable and lawful directives of his or her manager (other than due to death or Disability); (iv) the Grantee’s conviction of, or plea of nolo contendere to (A) any felony, or (B) any other criminal charge that may reasonably be expected to have a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates; or (v) the Grantee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the Grantee’s employment with the Company, after being instructed to cooperate by the Chairman of the Board and/or Company’s Chief Executive Officer or by the Board, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation; provided, that with respect to clause (ii) or (iii) above, the Grantee shall have 15 business days following written notice of the conduct which is the basis for the potential termination for “Cause” within which to cure such conduct, to the extent it can be cured, to prevent termination for “Cause” by the Company, and if the Grantee cures the conduct that is the basis for the potential termination for “Cause” within such period, the Company’s notice of termination shall be deemed withdrawn.

Section 1.4-“Change in Control” shall mean the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its Subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries), including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) there is consummated (i) a merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); (ii) a sale or other disposition of all or substantially all of the Company’s assets; or (iii) approval by the Company’s shareholders of a plan of liquidation of the Company; or (c) within any period of 24 consecutive months, persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 24-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board; provided, however, that to the extent this Cash Award is subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage, a Change in Control shall include any event or series of events described in the foregoing provisions of this Section 1.4, but only to the extent such event or series of events also constitutes a “change of control event” (as described in Treasury Regulation Section 1.409A-3(i)(5)(i)) with respect to the Company.

Section 1.5-“Code” shall mean the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.
Section 1.6-“Committee” shall mean the Compensation Committee of the Board.
Section 1.7-“Disability” shall mean a mental or physical illness that entitles the Grantee to receive benefits under the long-term disability plan of the Company or any Subsidiary, or if the Grantee is not covered by such a plan or the Grantee is not an employee of the Company or any Subsidiary, a mental or physical illness that renders a Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary. Notwithstanding the foregoing: (a) a Disability shall not qualify if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense; and (b) with respect to this Cash Award if it is subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage, Disability shall mean a Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
Section 1.8-“Good Reason” shall mean (a) “Good Reason” as defined in the Grantee’s employment agreement with the Company, if any; or (b) if the Grantee does not have an employment agreement with the Company or such agreement does not define Good Reason, then: (i) a reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed 10% in one year or 20% in the aggregate over three consecutive years, by the Company in the Grantee’s base salary from that in effect immediately prior to the reduction; (ii) a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Grantee’s target or maximum annual cash incentive award opportunity or target or maximum annual equity-based compensation award opportunity from those in effect immediately prior to any such reduction; (iii) relocation, other than through mutual agreement in writing between the Company and the Grantee or a secondment or temporary relocation for a reasonably finite period of time, of the Grantee’s primary office by more than 50 miles from the location of the Grantee’s primary office as of the Agreement Date; or (iv) any material diminution or material adverse change in the Grantee’s duties or responsibilities as they exist as of the Agreement Date (other than any diminution or change during a period of mental or physical incapacity); provided, that (x) if the Grantee terminates Grantee’s employment for “Good Reason,” the Grantee shall provide written notice to the Company at least 30 days in advance of the date of termination, such notice shall describe the conduct the Grantee believes to constitute “Good Reason” and the Company shall have the opportunity to cure the “Good Reason” within 30 days after receiving such notice, (y) if the Company cures the conduct that is the basis for the potential termination for “Good Reason” within such 30-day period, the Grantee’s notice of termination shall be deemed withdrawn and (z) if the Grantee does not give notice to the Company as described in this Section 1.8 within 90 days after an event giving rise to “Good Reason,” the Grantee’s right to claim “Good Reason” termination on the basis of such event shall be deemed waived.
Section 1.9-“Person” shall mean any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust,

unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

Section 1.10-“Plan” shall mean the Peabody Energy Corporation 2017 Incentive Plan, as in effect on the Agreement Date.
Section 1.11-“Retirement” shall mean a Termination of Service on or after age sixty-five (65) or age sixty (60) with at least five (5) years of service with the Company.
Section 1.12-“Section 409A” shall mean Section 409A of the Code and the applicable regulations or other guidance issued thereunder.
Section 1.13-“Subsidiary” shall mean any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as a single employer with the Company under Sections 414(b) and 414(c) of the Code if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulation Section 1.414(c)-2.
Section 1.14-“Termination of Service” occurs (a) on the first day on which an individual is for any reason no longer providing services to the Company or a Subsidiary in the capacity of an employee, director or consultant or (b) with respect to an individual who is an employee or consultant to a Subsidiary, the first day on which such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary; in either case regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any, and the Grantee’s employment will not be extended by any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any; provided, that the Committee shall have the discretion to determine when a Grantee, who terminates services as an employee, but continues to provide services in the capacity of a consultant immediately following such termination, has incurred a Termination of Service. Notwithstanding the foregoing, in the case of this Cash Award if it is subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage, a Termination of Service shall only occur at the time of the Grantee’s “separation from service” with the Company within the meaning of Code Section 409A or as otherwise set forth in this Agreement or a deferral election form.
ARTICLE II.
GRANT OF CASH AWARD
Section 2.1- Grant of Cash Award. The Company has granted to the Grantee on the Grant Date this Cash Award with respect to the cash amount set forth on the signature page hereto. The grant of the Cash Award has been made in consideration of the services to be rendered by the Grantee to the Company and its Subsidiaries or affiliates and the Grantee’s obligations under the Restrictive Covenant Agreement (as referenced in Article V).
Section 2.2- No Obligation of Employment. Nothing in this Agreement shall be interpreted as forming or amending an employment or service contract with the Company, nor shall it confer upon the Grantee any right to continue in the employ of the Company, or any Subsidiary or affiliate, or interfere with or restrict in any way the rights of the Company and its Subsidiaries or affiliates, which rights are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.

Section 2.3- Change in Control. In order to maintain Grantee’s rights with respect to the Cash Award evidenced hereby, upon the occurrence of a Change in Control, the Committee may take any actions with respect to the Cash Award or make any modifications to the Cash Award as it deems appropriate to reflect such Change in Control, provided that no such action or modification results in a violation of Section 409A.
ARTICLE III.
VESTING OF CASH AWARD
Section 3.1- Vesting.
(a)Retirement-Eligible Grantee. If the Grantee is eligible for Retirement as of the Grant Date, the Cash Award shall vest in substantially equal installments on each of the quarterly anniversaries of the Grant Date during the period beginning on the Grant Date and ending on the second anniversary of the Grant Date.
(b)Non-Retirement-Eligible Grantee. If the Grantee is not eligible for Retirement as of the Grant Date, then, except as provided in Section 3.1(c) hereof, the Cash Award shall vest in two substantially equal installments on the first two annual anniversaries of the Grant Date during the period beginning on the Grant Date and ending on the second anniversary of the Grant Date.
(c)Special Rule. In the event the Grantee becomes eligible for Retirement after the Grant Date, the provisions of Section 3.1(a) above shall apply on and after the date the Grantee becomes eligible for Retirement. However, on the first quarterly anniversary of the Grant Date following the date on which the Grantee becomes eligible for Retirement, a portion of the Cash Award shall immediately vest. Such vesting portion shall equal the result of the following formula: X multiplied by (Y/4), where “X” is equal to one-half of the aggregate value of the Cash Award (as set forth on the signature page hereto), and “Y” is equal to the number of full calendar quarters that have elapsed between the most recent annual anniversary of the Grant Date and the then current quarterly anniversary of the Grant Date.
Section 3.2- Acceleration Events. Notwithstanding Section 3.1 hereof, the Cash Award shall become fully vested and non-forfeitable upon (a) a Termination of Service within two years following a Change in Control, provided such Termination of Employment is by the Company without Cause or by the Grantee for Good Reason; or (b) the Grantee’s death or Disability (each, an “Acceleration Event”) (provided, that no payment of the Cash Award shall be accelerated to the extent such payment would cause the Cash Award to be subject to the adverse consequences described in Code Section 409A).
Section 3.3- Effect of Termination of Service. Except as provided in Section 3.2, no portion of the Cash Award shall become vested and non-forfeitable following Termination of

Service, and any such non-vested and forfeitable portion of the Cash Award shall be immediately and automatically forfeited upon Termination of Service.

ARTICLE IV.
SETTLEMENT OF CASH AWARD
Section 4.1- Calculation of Settlement Amount. Subject to any withholding obligations described in Section 6.3, as soon as administratively feasible following the first to occur of (a) each of the first two anniversaries of the Grant Date or (b) the date an Acceleration Event occurs (each such date, a “Computation Date”), and in no event later than 60 days following the applicable Computation Date, the Company shall, subject to Article V, pay to the Grantee the amount of cash equal to such vested portion of the Cash Award to the extent it has not yet been paid. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if any payment hereunder is triggered by a Termination of Service of the Grantee (other than due to the Grantee’s death) and the Grantee is a “specified employee” (as such term is defined in Section 409A and using the identification methodology selected by the Company from time to time), the applicable portion of the Cash Award shall, subject to Article V and any withholding obligations described in Section 6.3, be paid to the Grantee, without interest, on the first day of the seventh month after such Termination of Service.
Section 4.2- Forfeiture of Unvested Portion of Cash Award. To the extent that the Grantee does not vest in a portion of the Cash Award, all interest in such portion of the Cash Award shall be forfeited upon the Grantee’s Termination of Service. The Grantee has no right or interest in any portion of the Cash Award that is forfeited. Further, no claim or entitlement to compensation or damages shall arise from forfeiture of the Cash Award resulting from the Grantee’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any).
ARTICLE V.
CONDITION TO GRANT OF CASH AWARD; OTHER PROVISIONS
Section 5.1- Restrictive Covenant Agreement. The Grantee shall not be entitled to receive the Cash Award unless the Grantee shall have executed and delivered the Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit A, and such shall be in full force and effect. Nothing in this Agreement or Restrictive Covenant Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
Section 5.2- Notice Period. The Grantee may terminate the Grantee’s employment with the Company or a Subsidiary at any time for any reason by delivery of notice to the Company at least (90) days in advance of the date of termination (the “Notice Period”); provided, however, that no communication, statement or announcement shall be considered to constitute such notice of termination of the Grantee’s employment unless it complies with Section 6.7 hereof and specifically recites that it is a notice of termination of employment for purposes of this Agreement; and provided, further, that the Company may waive any or all of the Notice Period, in which case the Grantee’s employment with the Company or a Subsidiary or affiliate will terminate on the date determined by the Company.

Section 5.3- Breach of Restrictive Covenant Agreement or Section 5.2. If the Grantee materially breaches any provision of the Restrictive Covenant Agreement or Section 5.2 hereof, the Company may, among other available remedies, determine that the Grantee (a) will forfeit any unpaid portion of the Cash Award and (b) will repay to the Company any portion of the Cash Award previously paid to the Grantee.
ARTICLE VI.
MISCELLANEOUS
Section 6.1- Administration. The Committee has the power to interpret the Cash Award and this Agreement. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Cash Award. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Agreement.
Section 6.2- Cash Award Not Transferable. Neither the Cash Award nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.
Section 6.3- Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Grantee further acknowledges that the Company and the Employer (i) make no representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Cash Award; and (ii) do not commit to and are under no obligation to structure the terms of the Cash Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction
Section 6.4- Withholding. Unless the Grantee makes alternative arrangements satisfactory to the Company to personally remit required withholding amounts, then, as of the date that all or a portion of the Cash Award becomes paid pursuant to Section 4.1 hereof, the Company shall withhold a portion of the Cash Award so paid as required by law to be withheld by the Company in connection with such payment for applicable federal, state, local and foreign taxes of any kind. To the extent taxes are to be withheld upon vesting for purposes of federal FICA, FUTA or Medicare taxes, such withholding shall be taken from other income owed by the Company to the Grantee and the Grantee hereby agrees to such withholding. For all purposes, the amount withheld by the Company pursuant to this Section 6.4 shall be deemed to have first been paid to the Grantee.
Section 6.5- Data Privacy.
(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Cash Awards or any other entitlement to equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Agreement. The legal basis, where required, for the processing of Data is the Grantee’s consent.
(b)Administration Service Providers. The Company will transfer Data to E*TRADE Financial Corporate Services, Inc. (including its affiliated companies) (collectively, “E*TRADE”), which is assisting the Company with the implementation, administration and management of the Agreement. The Grantee may be asked to agree on separate terms and data processing practices with E*TRADE, with such agreement being a condition to the ability receive the Cash Award pursuant to this Agreement. In the future, the Company may select different or additional service providers and share Data with such other provider(s) serving in a similar manner.
(c)International Data Transfers. The Company and E*TRADE are based in the U.S., which means that it will be necessary for Data to be transferred to, and processed in, the U.S. If the Grantee is outside the U.S., the Grantee should note that his or her country has enacted data privacy laws that are different from the U.S. For example, the European Commission has issued a limited adequacy finding with respect to the U.S. that applies only to the extent companies register for the EU-U.S. Privacy Shield program. As a result, in the absence of appropriate safeguards, the transfer of Data to the U.S. or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s Cash Award pursuant to this Agreement, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Receipt of the Cash Award pursuant to the Agreement is voluntary, and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to provide the Cash Award or other incentive awards to the Grantee or administer or maintain such awards.

(f)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact the local human resources representative.
By accepting the Cash Award pursuant to this Agreement and indicating consent via the Company’s acceptance procedure, the Grantee is declaring agreement with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, the Grantee understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Grantee provide another data privacy consent. If applicable, the Grantee agrees that upon request of the Company or the Employer, the Grantee will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Grantee for the purpose of administering the Grantee’s Cash Award pursuant to this Agreement in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands and agrees that he or she will not be able to receive the Cash Award pursuant to this Agreement if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer
Section 6.6- Section 409A.
(a)To the extent applicable, this Agreement is intended to comply with Section 409A so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee, and this Agreement shall be construed, interpreted and administered in a manner that is consistent with this intent and the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.
(b)Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Grantee or for the Grantee’s benefit under this

Agreement and grants hereunder may not be reduced by, or offset against, any amount owing by the Grantee to the Company or any of its Subsidiaries. Each installment of the Cash Award that becomes payable hereunder is a “separate payment” for purposes of Section 409A

(c)In the event that the Company determines that any amounts payable hereunder may be taxable to the Grantee under Section 409A prior to the payment and/or delivery to the Grantee of such amount, the Committee may adopt such amendments to the Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Cash Award and this Agreement.
(d)Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement and the terms of the Cash Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties.
Section 6.7- Notices. Any notice to be given under the terms of this Agreement to the Company shall be provided to the Chief Administrative Officer and Corporate Secretary, with a copy to the Grantee’s supervisor, and any notice to be given to the Grantee shall be addressed to him or her at the address set forth in the records of the Company. By a notice given pursuant to this Section 6.7, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 6.7. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.
Section 6.8- Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 6.9- Non-Applicability of the Plan. The Cash Award is not granted pursuant to the Plan.
Section 6.10- Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 6.11- Amendment. The Committee may amend this Agreement at any time, provided that no such amendment shall materially impair the rights of the Grantee unless reflected in a writing executed by the parties hereto that specifically states that it is amending this Agreement.
Section 6.12- Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.
Section 6.13- Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Legal fees eligible for reimbursement in one year under this Section 6.13 shall not affect the legal fees eligible for reimbursements during a subsequent calendar year, payments or reimbursements under this Section 6.13 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within 60 days after the Grantee prevails, but in no event later than the last day of the Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 6.13 shall remain in effect throughout the Grantee’s employment with the Company and for a period of five years following the Grantee’s Termination of Service.
Section 6.14- Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 6.15- Country-Specific Terms and Conditions. Notwithstanding any provisions in this Agreement, the Cash Award shall be subject to any special terms and conditions for the Grantee’s country set forth in the Appendix attached hereto. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
Section 6.16- Successors. All obligations of the Company under this Agreement with respect to the Cash Award shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Section 6.17- Cash Award Not Taken Into Account for Other Benefits. The Cash Award shall be a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or its Subsidiaries, except as such plan shall otherwise expressly provide, or (b) any agreement between the Company or its Subsidiaries and the Grantee, except as such agreement shall otherwise expressly provide.

Section 6.18- Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                            PEABODY ENERGY CORPORATION

Scott T. Jarboe
Chief Administrative Officer & Corporate Secretary

The Grantee declares that he or she expressly agrees with the data processing practices described in Section 6.5 of this Agreement and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned in Section 6.5 of this Agreement, including recipients located in countries which do not provide an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described in Section 6.5 of this Agreement. The Grantee understands that by clicking “Accept” in the Plan’s online administration site is a condition of receiving the Cash Award and that the Company may forfeit the Cash Award if a signature is not obtained. The Grantee understands that he or she may withdraw consent at any time with future effect for any or no reason as described in Section 6.5 of this Agreement.

Note: The Grantee is deemed to have executed this Agreement upon clicking “Accept” in the Plan’s online administration site.

APPENDIX

PEABODY ENERGY CORPORATION
SERVICE-BASED CASH AWARD AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS

This Appendix includes special terms and conditions applicable to the Grantee if the Grantee is in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Agreement. If the Grantee is a citizen or resident of a country other than the one in which he or she is currently working, or if the Grantee transfers employment or residency to another country after the Cash Award is granted, the Company, in its discretion, will determine the extent to which the terms and conditions set forth in this Appendix will apply to the Grantee.
This Appendix also includes notifications relating to exchange control, foreign asset / account reporting requirements and other issues of which the Grantee should be aware with respect to his or her receipt of the Cash Award. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2022. Such laws are often complex and change frequently. As a result, the Grantee should not rely on the information herein as the only source of information relating to the consequences of receipt of the Cash Award because the information may be out of date at the time the Cash Award vests.
In addition, the information is general in nature and may not apply to the Grantee’s particular situation. The Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if the Grantee is a citizen or resident of a country other than the one in which he or she is currently working, or if the Grantee transfers employment or residency to another country after the Cash Award is granted, the information contained herein may not be applicable to the Grantee.

AUSTRALIA
Notifications
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers (such as the transfer of proceeds of the sale of Shares back to Australia). If an Australian bank is assisting with the transaction, the bank will file the report on the Grantee’s behalf. If there is no Australian bank involved with the transaction, then the Grantee will need to file report on his or her own behalf.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. This section supplements Section 6.3 of the Agreement:
Without limitation to Section 6.3 of the Agreement, the Grantee agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.
Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning Section 13(k) of the Exchange Act) at the time of the taxable event, the terms of the immediately foregoing provision may not apply to the Grantee if the indemnification is viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute an additional benefit to the Grantee on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Grantee by any of the means referred to in Section 6.4 of the Agreement.

EXHIBIT A
RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “RCA”) dated [__] January 2022, is by and between PEABODY ENERGY CORPORATION, a Delaware corporation and PEABODY ENERGY AUSTRALIA COAL PTY LTD (collectively the “Company”), and (“Grantee”).

WHEREAS, Grantee has been offered employment with PEABODY ENERGY AUSTRALIA COAL PTY LTD pursuant to an employment agreement (the “Employment Agreement”);
WHEREAS, Grantee is a recipient of a 2022 incentive award under the Company’s Peabody Energy Corporation 2017 Incentive Plan, as amended from time to time (the “Plan”, and such award, the “Incentive Award”) and/or a 2022 service-based cash award opportunity from the Company (the “Cash Award”) (the Incentive Award and/or Cash Award referred to herein as the “Award”);

WHEREAS, Grantee acknowledges and agrees that he or she has access to and/or knowledge of certain trade secrets and other Confidential Information regarding the Company;
WHEREAS, the Company has spent and will continue to expend substantial amounts of time, money, and effort to develop its Confidential Information and Grantee acknowledges benefitting from these efforts;
WHEREAS, the Company deems it essential to the protection of its Confidential Information and competitive standing in its market to have senior employees such as Grantee who are recipients of Awards subject to reasonable restrictive covenants;

WHEREAS, Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and

NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bonded thereby, the parties agree as follows.
1.Grantee has been informed and is aware that the execution of this RCA is a necessary term and condition of the Grantee’s Employment Agreement and the receipt of the Award.
2.The term “Confidential Information” as used in this RCA shall be broadly interpreted to include, without limitation, materials and information (whether in written, electronic or other form and whether or not identified as confidential at the time of disclosure) concerning technical matters, business matters, business plans, operations, opportunities, plans, processes, procedures, standards, strategies, policies, programs, software, schematics, models, systems, results, studies, analyses, compilations, forecasts, data, figures, projections, estimates, components, records, methods, criteria, designs, quality control, research, samples, work-in-progress, prototypes, data, materials, clients and prospective clients, customer lists, contracts, projects, suppliers, referral sources, sales, marketing, bidding, purchasing, personnel, financial condition, assets, inventory, accounts payable, accounts receivable, tax matters, books of account, financing, collections, intellectual property, trade secrets and all other know-how and information of the Company or any subsidiary of the Company which has not been published or disclosed to the general public.
a.While employed by the Company and at all times thereafter, Grantee will keep Confidential Information, including trade secrets, confidential and shall not directly or indirectly, use for himself or herself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Grantee’s duties for the benefit of the Company or any subsidiary of the Company), any secret or Confidential Information.
b.At the termination of Grantee’s employment or at any other reasonable time the Company or any of its subsidiaries may request, Grantee shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) containing Confidential Information, including trade secrets or any other information concerning Company’s business, including all copies, then in Grantee’s possession or under Grantee’s control whether prepared by Grantee or others.
c.Notwithstanding the foregoing paragraphs, Company employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a Federal, State, or local government official or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation suits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to Court Order.
3. In consideration of the Company’s obligations under the Employment Agreement, Incentive Award and/or the Cash Award, Grantee agrees that while employed by the Company and for the Non-Compete Period thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he or she shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries within the Restraint Area.
4.In consideration of the Company’s obligations under the Employment Agreement, Incentive Award and/or the Cash Award, Grantee agrees that while employed by the Company and for the Non-Solicit Period thereafter, without the prior written consent of the Board, he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, (a) solicit or offer employment to or hire any person who is employed by the Company and who Grantee had contact with in the twelve (12) months which preceded the termination of Grantee’s employment with the Company or (b) solicit or entice away or in any manner attempt to persuade any client, vendor, partner, customer or prospective customer of the Company who Grantee had contact with in the twelve (12) months which preceded the termination of Grantee’s employment with the Company to discontinue or diminish his, her or its relationship or prospective relationship with the Company or to otherwise provide his, her or its business to any corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

5.For purposes of this RCA, an entity shall be deemed to be in competition with the Company if it enters into or engages in any business or activity that substantially and directly competes with the business of the Company. For purposes of this paragraph 5, the business of the Company is defined to be: development of new thermal and metallurgical mines, active metallurgical and thermal coal mining, preparation and sale; the marketing, brokering and trading of metallurgical and thermal coal; and the optimization of our metallurgical and thermal coal reserves; in each case by the Company and its direct and indirect subsidiaries or affiliated or related companies. Notwithstanding this paragraph 5 or paragraph 8, nothing herein shall be construed so as to preclude Grantee from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.
6.Grantee agrees that he or she will not at any time make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients. This restriction is not intended to prevent or restrict the Grantee from participating in normal employment processes or accessing internal grievance procedures including the Tell Peabody procedure, nor is it intended to restrict or prevent the Grantee from making an external disclosure which is protected by whistleblower protection legislation.
7.Upon the termination of Grantee’s employment for any reason, Grantee or his or her estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Grantee’s possession or under his or her control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.
8.Grantee agrees that the covenant not to compete, the covenant not to solicit and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his or her ability to earn a living or otherwise to meet his or her financial obligations. Grantee and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Grantee agrees that any breach of the covenants contained in this RCA would irreparably injure the Company. Accordingly, Grantee agrees that, in the event that Grantee violates this RCA, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under the agreements evidencing the Incentive Award and/or the Cash Award, cancel and recoup any portion of the Incentive Award and/or Cash Award already paid to the extent required by law, regulation or listing requirement, or permitted by any Company policy adopted pursuant thereto. The Company may also seek an injunction against Grantee from any court having jurisdiction over the matter restraining any further violation of this RCA by Grantee.

9.Within this RCA, “Non-Compete Period” means:
a.12 months, but if that is unenforceable;
b.6 months, but if that is unenforceable;
c.3 months, but if that is unenforceable;
d.1 month.
10.Within this RCA, “Non-Solicit Period” means:
a.12 months, but if that is unenforceable;
b.6 months, but if that is unenforceable;
c.3 months, but if that is unenforceable;
d.1 month.
11.Within this RCA, “Restraint Area” means:
a.The world, but if that is unenforceable;
b.Australia, the United States of America and other countries in which the Company has operations, but if that is unenforceable;
c.Australia and the United States of America, but if that is unenforceable;
d.Australia.
12.No waiver or modification of all or any part of this RCA will be effective unless set forth in a written document signed by both the Company and Grantee expressly indicating their intention to waive or modify the specified provisions of this RCA. If the Company chooses not to enforce its rights in the event Grantee or any other recipient of a Cash Award and/or Incentive Award breaches some or all of the terms of this RCA, the Company’s rights with respect to any such breach shall not be considered a waiver of a future breach by Grantee of this RCA, regardless of whether the breach is of a similar nature or not.
13.This RCA accurately sets forth and entirely sets forth the understandings reached between Grantee and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this RCA, they are specifically superseded by this RCA and have no effect except, should the Grantee be subject to non-compete and non-solicitation obligations (“Restrictive Covenants”) pursuant to an employment agreement or other agreement between Grantee and the Company or one of its subsidiaries or affiliates, Grantee shall continue to be bound by the terms of those Restrictive Covenants and they shall run concurrently with those set forth in this RCA. Further, notwithstanding the foregoing, Grantee agrees that if Grantee is subject to a longer Notice Period pursuant to an employment agreement or other agreement between the Grantee and Company or one of its subsidiaries or affiliates other than that set forth in Section 5.2 of the Service-Based Cash Award Agreement, Grantee shall continue to be bound by the longer notice period. This RCA is binding on Grantee and the Company, and their respective successors, assigns and representatives.

14.The parties each agree that (a) this RCA (including any counterpart of this RCA) may be executed by a party giving their electronic signature (or 'e signature') through an electronic communication rather than signing below; (b) consent to the receipt of an electronic signature through an electronic communication from any other party for the purposes of the execution of this RCA; and (c) acknowledge that the giving of an electronic signature through an electronic communication by any party will (i) capture data to identify that party and the fact they have provided their electronic signature; and (ii) indicate the intention of that party to execute and be bound by this RCA.
15.This RCA shall be construed, interpreted and governed in accordance with the laws of Queensland, Australia, without reference to rules relating to conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this RCA has been executed and delivered by the parties hereto.

PEABODY ENERGY CORPORATION

                            By: [_____________]
    Its: [_____________]

PEABODY ENERGY AUSTRALIA
COAL PTY LTD

                            By: [_____________]
    Its: [_____________]

Note: The Grantee is deemed to have executed this RCA upon clicking “Accept” in the Plan’s online administration site.